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                                                                       EXHIBIT I


                      FIRST AMENDMENT TO PURCHASE AGREEMENT

         This FIRST AMENDMENT TO PURCHASE AGREEMENT (this "Amendment"), dated as of __________ ___, 2004, by and among Luby's, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Harris J. Pappas and Christopher J. Pappas, individuals residing in Houston, Texas (together, the "Noteholders").

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend that certain Purchase Agreement, dated March 9, 2001, by and between the Company and the Noteholders (the "Purchase Agreement"), as follows:

         1. DEFINITIONS. The following definitions in Section 1.1, of the Purchase Agreement are hereby amended and restated in their entirety, to read as follows:

         "NOTES" means those certain Amended and Restated Convertible Subordinated Promissory Notes in substantially the form of EXHIBIT "A" hereto, pursuant to which the Company is the borrower and the Purchasers are the Holders, and each, individually, a "Note".

         2. BOARD OF DIRECTORS. Section 5.3(b) of the Purchase Agreement is amended and restated in its entirety to read as follows:

                  "(b) For so long as (i) both of the Purchasers are executive officers of the Company or (ii) any principal or interest remains outstanding under any of the Notes and the Purchasers remain the holders of the Notes, at any meeting of the shareholders of the Company held for the purpose of electing directors of the Company, the Purchasers shall be entitled to nominate a number of directors for election to the Board which, if such nominees are elected, would result in the Purchaser's having nominated three of the then serving directors and the Company shall use its reasonable best efforts to cause such nominees to be nominated for election to the Board."

         3. STANDSTILL. Section 5.4 of the Purchase Agreement is amended and restated in its entirety to read as follows:

                  "(a) The Purchasers agree that they, together with their Affiliates and Associates and any 13d Group of which they are a part, shall not Beneficially Own any Voting Stock or Common Stock of the Company in excess of the Maximum Percentage Ownership until such time as neither of the Purchasers is a director, officer, employee or consultant of the Company, at which time this covenant shall be of no further force or effect whatsoever.

                  (b) The Purchasers may elect to surrender all or part of their rights under the Options in order to reduce the number of shares of Voting Stock or Common Stock of the Company Beneficially Owned by the Purchasers so as to permit the Purchasers to purchase additional shares of Voting Stock or Common Stock of the Company in the open market without violating this Section 5.4.
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                  (c) The covenant contained in Section 5.4(a) above shall
terminate and shall be of no further force or effect upon the occurrence of a Change of Control (as such term is defined in the Notes.

         4. COUNTERPARTS. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         5. ENTIRE AGREEMENT. This Amendment (which term shall be deemed to include the Exhibits hereto and the other certificates, documents and instruments delivered hereunder) together with the Purchase Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants with respect to the subject matter hereof other than those expressly set forth in this Amendment and the Purchase Agreement.

         6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         7. PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Noteholders, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Amendment or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with or rules of any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures reasonably determined as required to be filed pursuant to the Securities Act or the Exchange Act.

         8. HEADINGS. The headings of this Amendment are for convenience of reference only and are not part of the substance of this Amendment.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

                                      LUBY'S, INC.


                                      By
                                         -----------------------------------
                                                  Gasper Mir, III
                                               Chairman of the Board


                                      PURCHASERS:


                                         -----------------------------------
                                                 Harris J. Pappas


                                         -----------------------------------
                                               Christopher J. Pappas


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